EXHIBIT 10.1

Execution Version

PURCHASE AGREEMENT

This Purchase Agreement (this "Agreement"), dated as of May 1, 2013, is entered into by and between Star Bulk Carriers Corp., a Marshall Islands corporation (including any of its successors by merger, acquisition, reorganization, conversion or otherwise, the "Company"), and the Persons set forth on Schedule I hereto (the "Purchasers" and each, a "Purchaser").

WHEREAS, the Company proposes to commence an offering to each of the holders (the "Eligible Holders") of its common stock, par value $0.01 per share ("Common Stock"), of record as of the close of business on May 15, 2013 (the "Record Date"), of non-transferable rights (the "Rights") to subscribe for and purchase additional shares of Common Stock (the "New Shares") at a subscription price per share of $5.35 (the "Subscription Price") for an aggregate offering amount of $75.0 million (the "Aggregate Offering Amount") (such offering, as further defined in Section 2 hereof, the "Rights Offering");

WHEREAS, pursuant to the Rights Offering, the Company will distribute to each of the Eligible Holders, at no charge, one Right for each share of Common Stock held by such Eligible Holder as of the Record Date, and each Right will entitle the holder thereof to purchase 2.5957 New Shares from the Company (with fractional shares rounded down to the nearest whole number of New Shares and the aggregate Subscription Price adjusted accordingly) at the Subscription Price (the "Subscription Privilege");

WHEREAS, in order to facilitate the Rights Offering, the Company has requested each Purchaser to agree, and each Purchaser hereby agrees, severally and not jointly, subject to the terms and conditions of this Agreement, to purchase New Shares, including New Shares that are not purchased by the Eligible Holders upon the exercise of Rights pursuant to the Subscription Privilege (the "Unsubscribed Shares"), up to the amount set forth opposite such Purchaser's name on Schedule I hereto (the "Purchase Commitment") from the Company at the Subscription Price and subject to proration of Unsubscribed Shares among all other Purchasers if the amount of Unsubscribed Shares is less than the total amount of all Purchase Commitments;

WHEREAS, in order to facilitate the Rights Offering, irrespective of the number of Unsubscribed Shares, the Company hereby agrees to sell to each Purchaser, subject to the terms and conditions of this Agreement, shares of Common Stock in an amount no less than the "Minimum Amount" applicable to such Purchaser as set forth next to such Purchaser's name on Schedule I hereto;

WHEREAS, in consideration for the agreement of certain Purchasers to make their respective capital available to the Company hereunder, the Company has agreed to issue to such Purchasers the Additional Shares pursuant to Section 12(a); and

WHEREAS, concurrently with the execution and delivery of this Agreement, in consideration of each Institutional Purchaser's commitment to purchase certain shares of Common Stock upon the terms and subject to the conditions set forth herein, the Company and the Institutional Purchasers are entering into the Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement"), pursuant to which, upon the terms and subject to the conditions set forth in the Registration Rights Agreement, the Company has committed to prepare and file a resale registration statement, registering offers and sales of the Shares (as defined below) acquired by the Institutional Purchasers pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the Company agrees and each of the Purchasers agrees with the Company, intending to be legally bound hereby, as follows:

Section 1.              Definitions.

(a)           Certain Defined Terms.  The following terms used herein shall have the meanings set forth below:

(i)	"Actions" has the meaning set forth in Section 5(p).

(ii)	"Additional Shares" has the meaning set forth in Section 12(a).

(iii)
"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act; provided, however, that the term "Affiliate" shall not include any portfolio company of any Institutional Purchaser or any of its Affiliates when such term is used in relation to any Institutional Purchaser.

(iv)	"Affiliated Purchaser" has the meaning set forth in Section 3(a)(iv).

(v)	"Aggregate Offering Amount" has the meaning set forth in the preamble hereto.

(vi)	"Agreement" has the meaning set forth in the preamble hereto.

(vii)	"Articles" means the Company's Third Amended and Restated Articles of Incorporation, as in effect on the date hereof.

(viii)	"Board" means the board of directors of the Company.

(ix)	"Business Day" means any day that is not a Saturday, a Sunday, or a day on which banks are required or permitted to be closed in the State of New York or Greece.

(x)	"Buyout Transaction" has the meaning set forth in Section 11(a).

(xi)	"Closing" has the meaning set forth in Section 3(b).

(xii)	"Closing Date" has the meaning set forth in Section 3(b).

(xiii)	"Commission" means the United States Securities and Exchange Commission.

(xiv)	"Common Stock" has the meaning set forth in the recitals hereto.

(xv)	"Company" has the meaning set forth in the preamble hereto.

(xvi)	"Company Indemnified Persons" has the meaning set forth in Section 10(b).

(xvii)	"Eligible Holder" has the meaning set forth in the recitals hereto.

(xviii)	"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

(xix)	"Exercise Form" has the meaning set forth in Section 2(c).

(xx)	"Expiration Time" has the meaning set forth in Section 2(b).

(xxi)	"Form 20-F" means the Company's annual report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 20, 2013.

(xxii)	"Group" has the meaning set forth in Section 11(a).

(xxiii)	"Institutional Purchasers" means each of Monarch and Oaktree.

(xxiv)	"Institutional Purchaser Director" has the meaning set forth in Section 11(c).

(xxv)	"Letter Agreement" has the meaning set forth in Section 6(b)(viii).

(xxvi)	"Losses" has the meaning set forth in Section 10(a).

(xxvii)	"Market Adverse Effect" has the meaning set forth in Section 8(a)(v).

(xxviii)
"Material Adverse Effect" means (i) a material adverse effect on the legality, validity or enforceability of this Agreement or (ii) the occurrence, either individually or in the aggregate, of any change, development, event or occurrence that (A) has, or would reasonably be expected to have, a material adverse effect on the earnings, business, management, properties, assets, rights, liabilities (contingent or otherwise), capital, cash flow, income, operations, or results of operations, condition (financial or otherwise) or prospects of the Company and of the Subsidiaries, taken as a whole, or (B) impairs or materially delays the Company's ability to perform on a timely basis its obligations under this Agreement, except that, with respect to clause (ii)(A) only, any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (1) any change, development, event or occurrence affecting general market conditions in the U.S. or European economies or that is generally applicable to the industry in which the Company and its Subsidiaries operate (except to the extent that the Company and its Subsidiaries are adversely affected in a disproportionate manner as compared to other participants in the industry in which the Company and its Subsidiaries operate), (2) effects resulting from or relating to the announcement or disclosure of the sale of Common Stock in the Rights Offering or pursuant to the Purchase Commitment, or other transactions contemplated by this Agreement, or (3) effects caused by any event, occurrence or condition resulting from or relating to the taking of any action at the written request of the Institutional Purchasers.

(xxix)	"Minimum Ownership Percentage" has the meaning set forth in Section 11(c)(i).

(xxx)
"Minimum Shares" means, with respect to each Purchaser, the shares of Common Stock that, when aggregated with the New Shares purchased by such Purchaser hereunder, if any, are equal to such Purchaser's "Minimum Amount" as set forth next to such Purchaser's name on Schedule I hereto.

(xxxi)
"Monarch" means Monarch Alternative Solutions Master Fund Ltd, Monarch Capital Master Partners II A LP, Monarch Capital Master Partners II LP, Monarch Debt Recovery Master Fund Ltd, Monarch Opportunities Master Fund Ltd, and P Monarch Recovery Ltd.

(xxxii)	"Monarch Holders" means Monarch and any successor funds thereto, and their respective Affiliates that are direct or indirect equity investors in the Company.

(xxxiii)	"Monarch Holders Majority" means, as of any date, Monarch Holders holding a majority of the Purchase Commitments then held by all Monarch Holders.

(xxxiv)	"New Shares" has the meaning set forth in the recitals hereto.

(xxxv)	"Non-Affiliated Purchaser" means each Institutional Purchaser and each other Purchaser identified as a "Non-Affiliated Purchaser" on Schedule I hereto.

(xxxvi)	"Oaktree" means Oaktree Value Opportunities Fund, L.P.

(xxxvii)	"Oaktree Holders" means Oaktree and any successor funds thereto, and their respective Affiliates that are direct or indirect equity investors in the Company.

(xxxviii)	"Oaktree Holders Majority" means, as of any date, Oaktree Holders holding a majority of the Purchase Commitments then held by all Oaktree Holders.

(xxxix)
"Person" means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

(xl)	"Prospectus" means the prospectus included in the Registration Statement, including the documents incorporated by reference therein.

(xli)	"Purchase Commitment" has the meaning set forth in the recitals hereto.

(xlii)	"Purchase Notice" has the meaning set forth in Section 3(a)(iii).

(xliii)	"Purchaser" and "Purchasers" have the meaning set forth in the preamble hereto.

(xliv)	"Purchaser Indemnified Persons" has the meaning set forth in Section 10(a).

(xlv)	"Record Date" has the meaning set forth in the recitals hereto.

(xlvi)
"Registration Statement" means a new Registration Statement on Form F-1 (File No. 333-             ) under the Securities Act, the form of which has been approved by the Institutional Purchasers, pursuant to which the issuance of the New Shares in the Rights Offering will be registered pursuant to the Securities Act.

(xlvii)	"Rights" has the meaning set forth in the recitals hereto.

(xlviii)	"Rights Offering" has the meaning set forth in the recitals hereto.

(xlix)
"Rights Offering Expiration Date" means the date on which the subscription period under the Rights Offering expires, which period shall be no longer than 20 Business Days following the commencement of the Rights Offering, unless the Institutional Purchasers consent in writing to a longer period.

(l)
"SEC Reports" means all reports, forms, statements and other documents (including all amendments and supplements thereto) required to be filed with, or submitted to, the Commission by the Company and its Subsidiaries pursuant to the Securities Act and the Exchange Act at any time on or after January 1, 2010 and the Registration Statement.

(li)	"Securities Act" means the Securities Act of 1933, as amended and the rules and regulations promulgated by the Commission thereunder.

(lii)	"Shares" means collectively, without duplication, the New Shares, the Minimum Shares and the Additional Shares.

(liii)	"Specified Amendments" has the meaning set forth in Section 6(b)(vii).

(liv)	"Specified Courts" has the meaning set forth in Section 12(f).

(lv)	"Subscription Agent" has the meaning set forth in Section 2(b).

(lvi)	"Subscription Price" has the meaning set forth in the recitals hereto.

(lvii)	"Subscription Privilege" has the meaning set forth in the recitals hereto.

(lviii)
"Subsidiary" means, with respect to any Person (other than a natural Person), any corporation, partnership, joint venture or other legal entity of which such Person (A) owns, directly or indirectly, more than 50% of the capital stock or other equity interests, (B) has the power to elect a majority of the board of directors or similar governing body, or (C) or has the power to direct the business and policies.

(lix)	"Transaction Agreements" means this Agreement and the Registration Rights Agreement.

(lx)	"Unsubscribed Shares" has the meaning set forth in the recitals hereto.

Section 2.              Rights Offering.

(a)           On the terms and subject to the conditions set forth in the Prospectus, the Company will distribute to each Eligible Holder, at no charge, one Right for each share of Common Stock held by such holder as of the close of business on the Record Date.  Each such Right shall be non-transferable and will entitle the holder thereof, at the election of such holder, to purchase at the Subscription Price 2.5957 New Shares, provided that no fractional New Shares will be issued.  For the avoidance of doubt, the Subscription Price multiplied by the aggregate number of New Shares offered to Eligible Holders shall not exceed the Aggregate Offering Amount.

(b)           Each Eligible Holder may exercise all, none, or any portion of the Rights distributed to such Eligible Holder pursuant to the Rights Offering.  The Rights may be exercised at any time prior to 5:00 p.m. Eastern Daylight Time on the Rights Offering Expiration Date (the "Expiration Time").

(c)           Each Eligible Holder who wishes to exercise all or any portion of its Rights shall (i) prior to the Expiration Time, return a duly executed document (the "Exercise Form") to American Stock Transfer & Trust Co., LLC (the "Subscription Agent") electing to exercise all or any portion of the Rights held by such Eligible Holder and (ii) pay an amount equal to the full Subscription Price of the number of New Shares that the Eligible Holder elects to purchase pursuant to the instructions set forth in the Registration Statement by a specified date to an escrow account established for the Rights Offering.  Upon receipt by the Subscription Agent of a properly executed Exercise Form, the Eligible Holder's exercise of such Rights specified in the Exercise Form, and the commitment to purchase those New Shares corresponding to the Rights exercised, shall become binding and irrevocable.  On the Closing Date, the Company will issue to each Eligible Holder who validly exercised its Rights the number of New Shares to which such Eligible Holder is entitled based on such exercise.

(d)           The Company will pay all of its expenses associated with the Registration Statement and the Rights Offering, including, without limitation, filing and printing fees, fees and expenses of the Subscription Agent and any other agents, its counsel and accounting fees and expenses, costs associated with clearing the Shares for sale under applicable state securities laws and listing fees.

(e)           The Company shall notify, or cause the Subscription Agent to notify, the Purchasers on each Friday occurring prior to the Rights Offering Expiration Date and on each Business Day during the five Business Days prior to the Rights Offering Expiration Date (or more frequently if reasonably requested by the Purchasers) of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

Section 3.              Purchase Commitment.

(a)           Purchase Commitment.

(i)           Each Purchaser, severally and not jointly, agrees to purchase from the Company, and the Company hereby agrees to sell to each Purchaser, at the Subscription Price, Unsubscribed Shares in an amount up to such Purchaser's Purchase Commitment and, if there are an insufficient number of Unsubscribed Shares available to meet the "Minimum Amount" applicable to such Purchaser as set forth next to such Purchaser's name on Schedule I hereto, Minimum Shares as necessary to meet such Minimum Amount, free and clear of all liens and encumbrances, it being agreed and acknowledged that in all events each Purchaser will be entitled to purchase no less than such Purchaser's "Minimum Amount" as set forth next to such Purchaser's name on Schedule I hereto.  The failure by one Purchaser to purchase, for any reason, the Shares specified in this Agreement with respect to such Purchaser shall create no obligation on any other Purchaser to purchase such Shares.  To the extent any Purchaser is a shareholder of the Company as of the Record Date and is distributed Rights pursuant to the Rights Offering, such Purchaser may satisfy all or any portion of its Purchase Commitment hereunder by exercising its Subscription Privilege and purchasing New Shares in the Rights Offering.

(ii)           Each Purchaser hereby agrees with the Company that it is the intent of such parties that such Purchaser, by virtue of acting hereunder, should not be deemed an "underwriter" within the definition of Section 2(a)(11) of the Securities Act or deemed to be engaged in broker-dealer activity requiring registration under Section 15 of the Exchange Act, and such Purchaser and the Company shall in the fulfillment of their obligations hereunder act in accordance with this mutual understanding.

(iii)           As soon as practicable, and in any event no later than twelve noon New York City time on the third Business Day immediately following the Rights Offering Expiration Date, the Company shall give each Purchaser a written certification from an executive officer of the Company of the number of New Shares elected to be purchased by Eligible Holders pursuant to validly exercised Rights, the number of Unsubscribed Shares and the portion of such Unsubscribed Shares and any Minimum Shares, if any, that each Purchaser is required to purchase (a "Purchase Notice").  The Purchasers will purchase, and the Company will sell, the number of Unsubscribed Shares and Minimum Shares, if any, that is listed in the Purchase Notice, without prejudice to the rights of the Purchasers or the Company to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Purchase Notice is inaccurate, it being agreed and acknowledged that in all events each Purchaser will be entitled to purchase no less than such Purchaser's "Minimum Amount" as set forth next to such Purchaser's name on Schedule I hereto.

(iv)           Each Purchaser shall have the right to arrange for one or more of its Affiliates (each, an "Affiliated Purchaser") to acquire Shares otherwise issuable to such Purchaser hereunder, by written notice to the Company at least two (2) Business Days prior to the Closing Date, which notice shall be signed by such Purchaser and each Affiliated Purchaser, and shall contain a confirmation by the Affiliated Purchaser of the accuracy with respect to it of the representations set forth in Section 4.  In no event will any such arrangement relieve such Purchaser from its obligations under this Agreement.

(b)           Closing.  On the basis of the representations and warranties and subject to the terms and conditions herein set forth, including the satisfaction of the closing conditions in Section 8 of this Agreement, the closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Seward & Kissel LLP, at 10:00 a.m., New York City time, on the later of (i) three Business Days after the Rights Offering Expiration Date and (ii) one Business Day following the date that all of the conditions to the Closing set forth in Section 8 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing); provided, that the Closing may take place at such other place, time or date as shall be mutually agreed upon by the Company and each Purchaser (the date of the Closing, the "Closing Date").

(c)           Deliveries at Closing.

(i)           At the Closing, the Company shall deliver to each Purchaser a certificate or certificates in book-entry form, registered in the name of such Purchaser, representing the number of Shares issued to such Purchaser hereunder.

(ii)           At the Closing, each Purchaser shall deliver to the Company the aggregate Subscription Price for the Unsubscribed Shares and, if applicable, Minimum Shares purchased by such Purchaser hereunder, which amount shall be paid by such Purchaser to the Company in U.S. federal (same day) funds to an account designated in writing by the Company no less than two Business Days prior to the Closing Date.

Section 4.              Representations and Warranties of the Purchasers.  Each Purchaser represents and warrants to the Company, severally and not jointly, as of the date hereof and as of the Closing Date, as follows:

(a)           Organization.  Such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as it is now being conducted.

(b)           Due Authorization.  Such Purchaser has the requisite power and authority to enter into this Agreement and to perform and consummate the transactions contemplated hereby and the execution and delivery by such Purchaser of this Agreement, the acquisition of the Shares and the performance and consummation of the transactions contemplated hereby (a) are within the power and authority of such Purchaser and (b) have been duly authorized by all necessary action of such Purchaser.  This Agreement has been duly and validly executed and delivered by such Purchaser.  Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes a valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally, and general equitable principles relating to the availability of remedies and the public policy underlying such laws, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 10 of this Agreement, may be limited by federal or state securities law or the public policy underlying such laws.

(c)           No Conflicts.  Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the execution, delivery and performance of this Agreement by such Purchaser, the acquisition of the Shares and the consummation by such Purchaser of the other transactions contemplated hereby and the compliance by such Purchaser with the terms of this Agreement do not and will not conflict with or do not result and will not result in any breach or violation of any of the terms or provisions of, or do not constitute or will not constitute a default under, do not cause or will not cause (or do not permit or will not permit) the maturation or acceleration of any liability or obligation or the termination of any right under, or do not result in the creation or imposition of any lien, charge or encumbrance upon, any property or assets of such Purchaser pursuant to the terms of (i) the charter or bylaws or other applicable organizational documents of such Purchaser; (ii) any indenture, mortgage, deed of trust, voting trust agreement, shareholders' agreement, note agreement or other agreement or instrument to which such Purchaser is a party or by which it is bound or to which its respective property is subject; or (iii) any statute, judgment, decree, order, rule or regulation applicable to such Purchaser of any government, arbitrator, court, regulatory body or administrative agency or other governmental agency or body, domestic or foreign, having jurisdiction over such Purchaser or its activities or properties, which in each case of subclauses (i) through (iii) would materially and adversely impair such Purchaser's ability to acquire the Shares hereunder or to perform on a timely basis its other obligations under this Agreement.

(d)           No Consent.  Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, no authorization, approval, consent or license of any government, governmental instrumentality or court, domestic or foreign (other than under the

Securities Act) is required for the acquisition of the Shares by such Purchaser hereunder, or the consummation by such Purchaser of the transactions contemplated by this Agreement, except the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect of the type described in clause (i) of such term.

(e)           Information.  Based on reliance of the disclosures set forth in the SEC Reports and the representations and warranties contained herein, such Purchaser is familiar with the business in which the Company is engaged, and based upon its knowledge and experience in financial and business matters, such Purchaser is familiar with the investments of the type that it is undertaking to purchase; is fully aware of the problems and risks involved in making an investment of this type; and is capable of evaluating the merits and risks of this investment.  Such Purchaser has agreed to enter into this Agreement based solely on the SEC Reports, its own assessment, analysis and investigation and on the representations, warranties, terms and conditions contained herein.

(f)           Accredited Investor Status.  Such Purchaser was not created for the purpose of acquiring the Shares and is an "accredited investor," as that term is as defined in Rule 501(a) of Regulation D under the Securities Act.  Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Shares, and has so evaluated the merits and risks of such investment.  Such Purchaser is able to bear the economic risk of an investment in the Purchase Commitment and, at the present time, is able to afford a complete loss of such investment.  Such Purchaser understands that its investment in the Shares involves a significant degree of risk.

(g)           Acquisition for Investment.  Such Purchaser is acquiring the Shares hereunder as principal for its own account for investment purposes and not with a view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other Persons regarding the distribution of such Shares, in each case, in violation of applicable law.

(h)           Purchaser Activities.  Such Purchaser is not a broker-dealer and does not need to be registered as a broker-dealer.

(i)           No Brokers' Fees.  Such Purchaser has not incurred any liability for any finder's or broker's fee or agent's commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(j)           Short Sales.  Since February 1, 2012, neither such Purchaser nor any of its Affiliates has taken any action that has caused such Purchaser or such Affiliate to have, directly or indirectly, sold or agreed to sell any shares of Common Stock, effected any short sale, whether or not against the box, established any "put equivalent position" (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock.

(k)           Relationships.  Except as set forth on Schedule III hereto, to such Purchaser's knowledge, no officer, director or stockholder of the Company, no spouse of any such officer, director or stockholder of the Company, and no immediate family member of any such spouse or of any such officer, director or stockholder of the Company living in the same home as such officer, director or stockholder, and no Affiliate of any of the foregoing, in each case, owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, such Purchaser.

Section 5.             Representations and Warranties of the Company.  The Company hereby represents and warrants to each Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a)           Organization and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands with corporate power and authority to own or lease its properties and conduct its business as described in the SEC Reports and as currently conducted.  The Company is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization, with the requisite power and authority to own or lease its properties and conduct its business as currently carried out, and is qualified to do business as a foreign entity in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect.

(b)           Authorized Capital Stock.  The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 25,000,000 shares of preferred stock of which, as of the date hereof, 5,400,810 shares of Common Stock are issued and outstanding, no shares of preferred stock are issued and outstanding and 272,093 shares of Common Stock are reserved for issuance upon exercise of warrants, options and restricted stock awards granted under the Company's stock and incentive plans.  The issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal, state and applicable foreign securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities.  Except as set forth in the first sentence of this Section 5(b) or set forth on Schedule II hereto, no shares of capital stock (or convertible securities or instruments) of the Company are outstanding, the Company does not have outstanding any securities (whether debt or equity) convertible into or exercisable or exchangeable for any shares of capital stock or equity interests of the Company, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock or equity interests of the Company, or any stock or securities convertible into or exercisable or exchangeable for any capital stock or equity interests of the Company.  Except as provided for pursuant to the Registration Rights Agreement, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of its capital stock or equity interests.  With respect to each Subsidiary of the Company, all of the issued and outstanding shares of such Subsidiary's capital stock or other equity interests (i) have been duly authorized, validly issued, are fully paid and nonassessable, and (ii) are owned by the Company free and clear of all liens, encumbrances and equities and claims, except, in the case of this clause (ii), for (A) nominal shares of Common Stock held by nominees in the case of a non-U.S. Subsidiary of the Company and (B) pledges of shares of the Company's vessel owning Subsidiaries that serve as security for the Company's credit facilities as disclosed in "Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources" of the Form 20-F.  No Subsidiary of the Company has outstanding any securities (whether debt or equity) convertible into or exercisable or exchangeable for any shares of capital stock or equity interests of such Subsidiary, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock or equity interests of such Subsidiary, or any stock or securities convertible into or exercisable or exchangeable for any capital stock or equity interests of such Subsidiary.

(c)           Issuance, Sale and Delivery of the Shares.  The Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid and nonassessable.  No preemptive rights or other rights to subscribe for or purchase any shares of Common Stock exist with respect to the issuance or sale of the Shares by the Company pursuant to this Agreement.  No antidilution or similar adjustments with respect to the Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (including as set forth on Schedule II hereto) will occur or be required as a result of the issuance and sale of the Rights or the Shares by the Company.  No authorization, approval, consent or license of any kind (other than under the Securities Act) is required for the issuance of the Shares.

(d)           Due Authorization.  The Company has the requisite power and authority to enter into this Agreement and to perform and consummate the transactions contemplated hereby  and the execution and delivery by the Company of this Agreement and the performance and consummation of the transactions contemplated hereby (including the issuance of the Shares) (a) are within the power and authority of the Company and (b) have been duly authorized by all necessary action of the Company.  This Agreement has been duly and validly executed and delivered by the Company.  Assuming the due authorization, execution and delivery by the Purchasers of this Agreement, this Agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally, and general equitable principles relating to the availability of remedies and the public policy underlying such laws, and except as rights to indemnity or contribution, including but not limited to, indemnification provisions set forth in Section 10 of this Agreement, may be limited by federal or state securities law or the public policy underlying such laws.  The Board, at a duly called meeting or by written consent, has unanimously adopted and approved this Agreement and the transactions contemplated hereby (including the Rights Offering and the distribution of Rights and the issuance of New Shares pursuant thereto and any Minimum Shares hereunder), and no other corporate actions on the part of the Company are necessary in connection with the authorization, execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated hereby and.

(e)           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the performance by the Company, or the consummation, of the transactions contemplated by this Agreement and the compliance by the Company with the terms of this Agreement do not and will not conflict with or do not result and will not result in any breach or violation of any of the terms or provisions of, or do not constitute or will not constitute a default under, do not cause or will not cause (or do not permit or will not permit) the maturation or acceleration of any liability or obligation or the termination of any right under, or do not result in the creation or imposition of any lien, charge or encumbrance upon, any property or assets of the Company pursuant to the terms of (i) the charter or bylaws or other applicable organizational documents of the Company or any of its Subsidiaries; (ii) any indenture, mortgage, deed of trust, voting trust agreement, shareholders' agreement, note agreement or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which its respective property is subject; or (iii) any law, statute, judgment, decree, order, rule or regulation applicable to the Company or any of its Subsidiaries of any government, arbitrator, court, regulatory body or administrative agency or other governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or its activities or properties.

(f)           Consents and Approvals.  No consent, approval, authorization, order, registration, notice, filing, license, recording or qualification of or with any court, government or governmental agency or body, domestic or foreign, having jurisdiction (other than under the Securities Act) over the Company or any of its Subsidiaries or any of their properties, is required for the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby, the distribution of the Rights, or the sale, issuance and delivery of the Shares and the consummation of the Rights Offering and the transactions contemplated by this Agreement by the Company, except (i) the registration under the Securities Act of the issuance of the New Shares pursuant to the exercise of Rights, (ii) applicable notice requirements pursuant to the rules of the NASDAQ Global Select Market and (iii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or "blue Sky" laws in connection with the acquisition of the Shares by a Purchaser or the distribution of the Rights and the sale of New Shares to holders of Rights.

(g)           Registration Statement; Prospectus. The Registration Statement and the Prospectus, at the time the Registration Statement becomes effective and as of the closing date of the Rights Offering and the Closing Date, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission thereunder. The Registration Statement, at the time it becomes effective under the Securities Act shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus, at the time the Registration Statement becomes effective and as of its date and the closing date of the Rights Offering and the Closing Date, shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h)           SEC Reports.  Since January 1, 2010, the Company has filed with or submitted to the Commission all SEC Reports.  As of their respective dates, each of the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Report.  The Company has filed with the Commission all "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the SEC Reports and there are no contracts or other documents that are required under the Exchange Act to be described in the SEC Reports that are not so described.  No SEC Report, when filed, or, in the case of any SEC Report amended or superseded prior to the date of this Agreement, then on the date of such amending or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Any SEC Report filed with the Commission prior to the Closing Date, when filed, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(i)           Financial Statements.  The audited consolidated financial statements of the Company and the related notes and schedules thereto included in the Form 20-F fairly present the financial position, results of operations, shareholders' equity and cash flows of the Company and its consolidated Subsidiaries at the dates and for the periods specified therein.  Such financial statements and the related notes and schedules thereto comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, and have been prepared in accordance with United States generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein) and all adjustments necessary for a fair presentation of results for such periods have been made.

(j)           Absence of Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, or whether due or to become due) including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except liabilities disclosed in the SEC Reports, liabilities incurred in the ordinary course of business since December 31, 2012 none of which is material, and performance obligations under agreements to which the Company or any of its Subsidiaries is a party or agreements entered into by the Company or any of its Subsidiaries, in the usual and ordinary course of business (in each case, excluding liability for breach of contract, breach of warranty or infringement).

(k)           Listing Compliance.  The Company is in compliance with the requirements of the NASDAQ Global Select Market for continued listing of the Common Stock thereon.  The Company has taken no action designed to, or likely to have the effect of, and to the Company's knowledge no event has occurred that is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NASDAQ Global Select Market.

(l)           No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Shares by any form of general solicitation or general advertising.

(m)           Acknowledgment Regarding Purchasers' Acquisition of Shares.  The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm's length purchaser with respect to this Agreement and the transactions contemplated hereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser's acquisition of the Shares.  The Company further represents to each of the Purchasers that the Company's decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(n)           No Brokers' Fees.  Except for fees to be paid by the Company to Evercore Group LLC in connection with its provision of financial advisory services in the Rights Offering and to Seaborne Capital Advisors Ltd. in connection with its provision of financial advisory services to the Independent Committee of the Board of Directors in connection with the Rights Offering, the Company has not incurred any liability for any finder's or broker's fee or agent's commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(o)           Absence of Certain Changes.  Since December 31, 2012, other than as disclosed in the SEC Reports filed prior to the date hereof, and except for actions to be taken pursuant to the Transaction Agreements:

(i)           there has not been any change in the capital stock of the Company from that set forth in the first sentence of Section 5(b) or in long-term debt of the Company or any of its Subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, except as set forth on Schedule II hereto;

(ii)           the Company has not incurred any material liability other than in the ordinary course of business; and

(iii)           no event, fact or circumstance has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)           Legal Proceedings.  Except as described in the SEC Reports filed prior to the date hereof, there are no (i) actions, suits, claims or proceedings ("Actions") pending against the Company or any of its Subsidiaries, or (ii) pending or to the knowledge of the Company threatened investigations or audits by any governmental or regulatory authority that are required under the Exchange Act to be described in the SEC Reports or the Registration Statement or that if determined adversely to the Company or any of its Subsidiaries, would be material to the operations of the Company and its Subsidiaries taken together as a whole.  Except as described in the SEC Reports filed prior to the date hereof, there are no outstanding orders, writs, injunctions, decrees, stipulations, determinations or awards entered by or with any governmental entity or addressed to or naming as a party the Company or any of its Subsidiaries, and there are no unsatisfied judgments, penalties or awards against, relating to or affecting the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries (taken together as a whole).

(q)           Transactions with Affiliates.  Except as described in the SEC Reports filed prior to the date hereof, (i) there are no contracts, agreements, arrangements, understandings (in each case whether written or oral), liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and any current or former officer or director of the Company or any of its Subsidiaries (or any of their respective affiliates or immediate family members), on the other hand, (ii) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any person described in clause (i) of this Section 5(q), (iii) no Person described in clause (i) of this Section 5(q) provides or causes to be provided any assets, services or facilities to the Company or any of its Subsidiaries, or derives any benefit from any assets, services or facilities of the Company or any of its Subsidiaries (other than as explicitly contemplated by the terms of such person's employment by the Company or any of its Subsidiaries).

(r)           No Material Misstatements.  No representation or warranty made by the Company in this Agreement or any other Transaction Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

(s)           No Solicitation.  Neither the Company nor any agent acting on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any Person or Persons so as to bring the sale or issuance of such Shares to any of the Purchasers within the registration provisions of the Securities Act or any state securities laws.

(t)           Absence of Agreements. There are no agreements, understandings or arrangements with any Purchaser relating to the Rights Offering other than as set forth in the Transaction Agreements.

(u)           No Violation or Default.  Neither the Company nor any of its Subsidiaries is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for (a) any such default under, or failure to be in compliance with the terms of, the Company's credit facilities that has been cured as disclosed in "Item 5. Operating and Financial Review and Prospects—Liquidity and Capital Resources" of the Form 20-F and (b) any such default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is, or has been at any time since January 1, 2010, in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v)           Investment Company Act.  The Company is not and, after giving effect to the consummation of the transactions contemplated by this Agreement, including the offering and sale of the Shares, and the application of the proceeds thereof, will not be required to register as an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(w)           Licenses and Permits.  The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in SEC Reports except any such licenses, certificates, permits or authorization the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as described in the SEC Reports filed prior to the date hereof, and except as, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any knowledge that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(x)           Internal Control Over Financial Reporting.  Except as set forth in the SEC Reports filed prior to the date hereof, the Company and its Subsidiaries (i) make and keep books and records that accurately and fairly represent the Company's transactions, and (ii) maintain and have maintained effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that:  (A) transactions are executed in accordance with management's general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management's general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company's auditors and the audit committee of the Board (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and has identified for the Company's auditors and the audit committee of the Board any material weaknesses in internal control over financial reporting and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

(y)           No Stabilization.  The Company has not taken and will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the shares of Common Stock.

(z)           Take over Statutes; Charter. Except for Article (K) of the Articles, no other "fair price," "moratorium," "control share acquisition", "business combination" or other similar anti takeover statute or regulation is applicable to the Company, the Common Stock, the Shares, the sale and issuance of the Shares or the other transactions contemplated by the Transaction Agreements.

(aa)           Relationships.  Except as set forth on Schedule III hereto, to the Company's knowledge, no officer, director or stockholder of the Company, no spouse of any such officer, director or stockholder of the Company, and no family member of any such spouse or of any such officer, director or stockholder of the Company living in the same home as such spouse, officer, director or stockholder, and no Affiliate of any of the foregoing, in each case, owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Purchaser.

Section 6.             Covenants of the Company.

(a)           Until the Closing Date or the earlier termination of the Purchasers' obligations in accordance with Section 9 of this Agreement, the Company covenants and agrees to operate the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and as follows:

(i)           To use reasonable best efforts to effectuate the Rights Offering in accordance with the terms set forth in Section 2 as soon as practicable after the date hereof;

(ii)           Not to amend any of the material terms (including, without limitation, the Subscription Price and the Rights Offering Expiration Date) of the Rights Offering, or waive any material conditions to the closing of the Rights Offering, without the prior written consent of the Monarch Holders Majority and the Oaktree Holders Majority;

(iii)           Other than as set forth in Schedule II, not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except pursuant to the Rights Offering or this Agreement;

(iv)           Not permit or take any action that may result in any anti-dilution or similar adjustment with respect to the Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

(v)           Not to authorize any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock;

(vi)           Not to declare or pay any dividends on its Common Stock or repurchase any shares of Common Stock;

(vii)           Not to amend, modify or supplement any term or provision of the Articles or the by-laws of the Company or the applicable organizational documents of any Subsidiary of the Company; and

(viii)           Not to take any action or omit to take any action that would reasonably be expected to result in the conditions to the Closing set forth in Section 8 not being satisfied.

(b)           The Company further agrees and covenants as follows:

(i)           As promptly as practicable following the Closing Date, the Company will apply the net proceeds from the sale of the Shares, together with any other funds of the Company as may be necessary, solely to carry out new vessel acquisitions and for general corporate purposes; provided, that, without the consent of the Board after giving effect to Section 11(c) below (which consent must include the approval of at least one Institutional Purchaser Director for so long as there are any Institutional Purchaser Directors), no less than $10,000,000 of such proceeds shall be earmarked by the Company as cash on the Company's balance sheet for liquidity purposes;

(ii)           The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the shares of Common Stock;

(iii)           The Company shall use reasonable best efforts to cause the Shares acquired hereunder to be listed on the NASDAQ Global Select Market within 30 calendar days of their issuance;

(iv)           The Company shall use its reasonable best efforts to respond to any comments on the Registration Statement or requests for additional information from the Commission as soon as practicable after receipt of any such comments or requests and shall promptly (A) notify the Institutional Purchasers upon the receipt of any such comments or requests and (B) provide the Institutional Purchasers with copies of all correspondence between the Company and its representatives, on the one hand, and the Commission and its staff, on the other hand, to the extent such correspondence relates to the Registration Statement.  Before responding to any such comments or requests, the Company shall provide the Institutional Purchasers with a reasonable opportunity to review and comment on any drafts of the Registration Statement and related correspondence and filings and shall include in such drafts, correspondence and filings all comments reasonably proposed by the Institutional Purchasers; provided, however, that such comments shall be delivered to the Company no later than 10 a.m., New York City time, on the second Business Day after the Company shall have provided such drafts, correspondence and filings to the Institutional Purchasers and their respective counsel;

(v)           As promptly as practicable after becoming aware of such event, the Company shall notify each Purchaser of the issuance by the Commission of any stop order or other suspension of the effectiveness of the Registration Statement and take all lawful action to effect the withdrawal, rescission or removal of such stop order or other suspension;

(vi)           The Company shall use its reasonable best efforts (and shall cause its Subsidiaries to use their respective reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its or their part under this Agreement and applicable laws to cooperate with each Purchaser and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation:

(A)
preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or governmental entity;

(B)
if deemed appropriate by the Board, defending any lawsuits or other actions or proceedings, whether judicial or administrative, challenging this Agreement or any other agreement contemplated by this Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

(C)
executing, delivering and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and the transactions contemplated hereby;

(vii)           The Company shall use its reasonable best efforts to cause the Company's loan agreements to be amended prior to the Closing as set forth on Schedule IV hereto (such amendments, the "Specified Amendments"); and

(viii)           The Company shall execute and deliver the letter agreement in the form attached hereto as Schedule V (the "Letter Agreement") and shall use its reasonable best efforts to cause each other party thereto to execute and deliver the Letter Agreement.

Section 7.                 Post-Closing Covenants of Purchasers and Restrictions on Transfer.  In connection with the resale of the Shares, each Purchaser, severally and not jointly, shall have the following obligations:

(a)           Lock-Up.  Each Purchaser that is not an Institutional Purchaser agrees with the Company that, for a period of six (6) months following the Closing Date, and each Institutional Purchaser  agrees with the Company that, for a period of three (3) months following the Closing Date, other than any Common Stock disposed of as a bona fide gift approved by the Company or pursuant to a transfer without consideration (provided that the transferee of such bona fide gift or transfer agrees to be bound by the terms hereof), it will not, without the prior written consent of the Company, offer, sell, contract to sell, pledge or otherwise dispose of any of the Common Stock acquired hereunder or any securities convertible into or exercisable or exchangeable for the Common Stock acquired hereunder (or enter into any transaction that is designed to result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Purchaser or any Affiliate of such Purchaser), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of Commission promulgated thereunder with respect to; or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any of the Common Stock or any securities convertible into, or exercisable or exchangeable for such Common Stock, or publicly announce an intention to effect any such offer, sale, contract to sell, pledge or disposition.

(b)           Restrictive Legends.  Each Purchaser understands and agrees that the Shares acquired by it will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable law or by any agreement between the Company and such Purchaser:

"THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS."

(c)           No Purchaser will take, directly or indirectly, any action designed to stabilize or manipulate the price of the shares of Common Stock to facilitate the sale or resale of the Shares acquired by such Purchaser hereunder.

Section 8.             Conditions Precedent.

(a)           Conditions of the Purchasers' Obligations.  The obligations of each Purchaser to consummate the Closing are subject to the satisfaction or waiver by such Purchaser on or before the Closing Date of the following conditions:

(i)           No Material Adverse Effect shall have occurred since the date hereof;

(ii)           The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those qualified by  materiality, Material Adverse Effect or similar qualifications, which shall be true in all respects), except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date);

(iii)           All covenants and agreements contained in this Agreement to be performed by the Company shall have been performed and complied with in all material respects;

(iv)           Such Purchaser shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 8(a)(i), (ii) and (iii);

(v)           As of the Closing Date, none of the following events shall have occurred and be continuing: (A) trading in the Common Stock shall have been suspended by the Commission or The Nasdaq Global Select Market; or (B) a banking moratorium shall have been declared either by U.S. federal or New York State authorities (collectively, a "Market Adverse Effect");

(vi)           The Company shall have complied with the requirements of the Nasdaq Stock Market, Inc., for the listing of the Shares on The Nasdaq Global Select Market; and

(vii)           Each of the Purchasers shall have timely received from the Company a Purchase Notice.

In addition, the obligations of each Institutional Purchaser to consummate the Closing are subject to the satisfaction or waiver by the Monarch Holders Majority and the Oaktree Holder Majority on or before the Closing Date of the following conditions:

(i)           The Registration Rights Agreement shall be in full force and effect;

(ii)           Each of the Institutional Purchasers shall have received on and as of the Closing Date written evidence reasonably satisfactory to it of the good standing of the Company in the Marshall Islands, in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdiction;

(iii)           The Specified Amendments shall have been executed and delivered by all parties thereto and shall be in full force and effect, and copies thereof shall have been delivered to each Institutional Purchaser; and

(iv)           The Letter Agreement shall have been executed and delivered by all parties thereto and shall be in full force and effect, and a copy thereof shall have been delivered to each Institutional Purchaser.

(b)           Conditions of the Company's Obligations.  The obligation of the Company to consummate the Closing with respect to any Purchaser is subject to the satisfaction or waiver by the Company on or before the Closing Date of the following conditions:

(i)           The representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those qualified by materiality or similar qualifications, which shall be true in all respects) except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date); and

(ii)           All covenants and agreements contained in this Agreement to be performed by such Purchaser shall have been performed and complied with in all material respects.

(c)           Conditions of the Obligations of the Purchasers and the Company.  The obligations of the Purchasers and the Company to consummate the transactions contemplated by this Agreement are subject to the following additional conditions:

(i)           No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Rights Offering or the transactions contemplated by this Agreement;

(ii)           No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and

(iii)           The Rights Offering shall have been completed by the Company in accordance with the terms and conditions set forth in this Agreement and the Registration Statement, and allocations of New Shares shall have been made thereunder.

Section 9.              Termination.

(a)           Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(i)           As between the Company and any Purchaser, by mutual written agreement of the Company, on the one hand, and such Purchaser, on the other hand;

(ii)           by either the Company or a Purchaser, with respect to the obligations of such Purchaser, by written notice at any time after September 30, 2013 (the "Outside Date"), if the Closing has not occurred by such time; provided, that the right to terminate this Agreement pursuant to this Section 9(a)(ii) will not be available to any party whose breach of any covenant or agreement of such party or any representation or warranty of such party set forth in this Agreement has been the primary cause of the failure of the Closing to have occurred on or before the Outside Date;

(iii)           by a Purchaser, with respect to the obligations of such Purchaser, by written notice if there is Market Adverse Effect that is not cured at no later than 21 Business Days after the occurrence thereof;

(iv)           by an Institutional Purchaser, with respect to its obligations, by written notice if this Agreement is terminated by the other Institutional Purchaser, with respect to its obligations; or

(v)           by an Institutional Purchaser, with respect to the obligations of such Institutional Purchaser, by written notice:

(A)
if there has been a breach of any covenant or a breach of any representation or warranty of the Company, which breach would cause the failure of any condition precedent set forth in Section 8(a) or 8(c), provided, that any such breach of a covenant or representation or warranty is not capable of cure on or prior to the Outside Date; or

(B)	upon the occurrence of any event which results in a failure to satisfy any of the conditions set forth in Section 8(a) or 8(c), which failure is not capable of cure on or prior to the Outside Date;

(vi)           by the Company or a Purchaser, with respect to the obligations of such Purchaser, if the Registration Statement has not been declared effective by the Commission and the Rights Offering commencement date has not occurred by July 31, 2013; provided, that the right to terminate this Agreement pursuant to this Section 9(a)(vi) will not be available to the Company if the Company's breach of any of its covenants or agreements or any of its representations or warranties set forth in this Agreement has been the primary cause of the failure of the Registration Statement to have been declared effective by the Commission or the failure of the Rights Offering commencement date to have occurred on or before such date.

(b)           Effect of Termination.  If this Agreement is terminated by either the Company or a Purchaser pursuant to the provisions of this Section 9, this Agreement shall forthwith between the Company and that Purchaser become void and there shall be no further obligations on the part of the Company or that Purchaser, except for the provisions of this Section 9(b) and Sections 10 and 12, which shall survive any termination of this Agreement; provided, that nothing in this Section 9(b) shall relieve any party from liability for any willful breach of this Agreement.  In the event that this Agreement is terminated pursuant to the provisions of this Section 9 with respect to the obligations of any Purchaser, the Company shall promptly provide written notice thereof to each other Purchaser.

Section 10.           Indemnification.

(a)           Indemnification by the Company. Notwithstanding anything in this Agreement to the contrary, whether or not the Rights Offering, the issuance of the Shares to any Purchasers or the other transactions contemplated hereby are consummated or this Agreement is terminated, from and after the date hereof, the Company agrees to indemnify and hold harmless each Purchaser, its Affiliates, and each of their respective officers, directors, managers, partners, members, agents, representatives, successors, assigns and employees and each other Person, if any, who controls (within the meaning of the Securities Act) such Purchaser or its Affiliates (all such Persons being hereinafter referred to, collectively, as the "Purchaser Indemnified Persons") against any losses, claims, damages, liabilities or expenses (collectively, the "Losses") to which such Purchaser Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof as contemplated below) arise out of or are based upon (1) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement, (2) any failure by the Company to comply with the covenants and agreements contained in this Agreement, (3) an untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including the Prospectus and all other documents filed as a part thereof or incorporated by reference therein, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (4) any Action by any stockholder of the Company or any other Person relating to this Agreement or the documents contemplated hereby or thereby, or the transactions contemplated hereby or thereby, or (5) by reason of the fact that such Purchaser is a party to this Agreement or in any way arising, directly or indirectly, from the Rights Offering or the consummation of the transactions contemplated by the Transaction Agreements; and the Company will promptly reimburse such Purchaser Indemnified Persons for any legal and other expenses as such expenses are reasonably incurred by such Purchaser Indemnified Persons in connection with investigating, defending or preparing to defend, settling, compromising or paying any such Losses; provided, however, that the Company will not be liable to any Purchaser Indemnified Person in any such case to the extent that any such Losses arise out of or are based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission relating to the identity of the applicable Purchaser made in the section of the Prospectus or the Registration Statement or any amendment or supplement thereto titled "Summary of the Rights Offering—Purchase Agreement" in reliance upon and in conformity with written information furnished to the Company by the applicable Purchaser or its representatives expressly for use therein, (ii) the failure of such Purchaser Indemnified Person or its Affiliate to perform any covenant and agreement contained in this Agreement with respect to the sale of the Shares, (iii) the inaccuracy of any representation or warranty made by such Purchaser Indemnified Person or its Affiliate in this Agreement or (iv) the gross negligence or willful misconduct of such Purchaser Indemnified Person or its Affiliate.

(b)           Indemnification by the Purchasers. Each Purchaser, severally and not jointly, agrees to indemnify and hold harmless the Company, its Affiliates, and each of their respective officers, directors, managers, partners, members, agents, representatives, successors, assigns and employees and each other Person, if any, who controls (within the meaning of the Securities Act) the Company or its Affiliates (all such Persons being hereinafter referred to, collectively, as the "Company Indemnified Persons"), against any Losses to which any Company Indemnified Person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof as contemplated below) arise out of or are based upon (X) any breach of any representation or warranty or breach of or failure to perform any covenant or agreement on the part of such Purchaser contained in this Agreement or (Y) an untrue statement or alleged untrue statement or omission or alleged omission relating to the identity of the applicable Purchaser made in the section of the Prospectus or the Registration Statement or any amendment or supplement thereto titled "Summary of the Rights Offering—Purchase Agreement" in reliance upon and in conformity with written information furnished to the Company by that Purchaser expressly for use therein, and such Purchaser will promptly reimburse such Company Indemnified Persons for any legal and other expenses as such expenses are reasonably incurred by such Company Indemnified Persons in connection with investigating, defending or preparing to defend, settling, compromising or paying any such Losses; provided, however, that such Purchaser will not be liable in any such case to the extent that any such Losses arise out of or are based upon (i) the failure of the Company or any other Purchaser to perform any of its covenants and agreements contained in this Agreement, (ii) the inaccuracy of any representation or warranty made by the Company or any other Purchaser in this Agreement or (iii) the gross negligence or willful misconduct of any Company Indemnified Person or any other Purchaser.

(c)           Indemnification Procedures.  Promptly after receipt by an indemnified party under this Section 10 of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 10, promptly notify the indemnifying party in writing thereof, but the omission to notify the indemnifying party will not relieve such indemnifying party from any liability that it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 10 to the extent such indemnifying party is not prejudiced as a result of such failure to promptly notify.  Such notice shall describe in reasonable detail such claim.  In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may elect by written notice delivered to such indemnified party within 30 days of such indemnifying party's receipt of notice of such action from such indemnified party, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, (i) if the indemnifying party has failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such indemnified party in any such proceeding or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded, based on the advice of counsel, that there may be a conflict of interest between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, in any such case, the indemnified party or parties shall have the right to select separate counsel to assume or assert, as the case may be, such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of its election to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption or assertion, as the case may be, of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel in any jurisdiction (and as required, local counsels), reasonably satisfactory to such indemnifying party, representing the indemnified party), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent such indemnified party within a reasonable time after notice of commencement of action or (iii) the indemnifying party shall have authorized in writing the employment of counsel for such indemnified person, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party.  The indemnifying party shall not be liable for any settlement of any action without its written consent.  In no event shall any indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved in writing the terms of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party from all liability on claims that are the subject matter of such proceeding unless such settlement or compromise includes an unconditional release of such indemnified party from all liability arising out of such Action.

(d)           Contribution.  If the indemnification provided for in this Section 10 is required by its terms but is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under paragraphs (a), (b) or (c) of this Section 10 in respect to any Losses referred to herein, then each applicable indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of any Losses referred to herein (i) in such proportion as is appropriate to reflect the relative fault of the Company and the applicable Purchaser in connection with the statements or omissions or inaccuracies in the representations and warranties in this Agreement and/or the Registration Statement, including the Prospectus, that resulted in such Losses, as well as any other relevant equitable considerations.  The relative fault of the Company on the one hand and the applicable Purchaser on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact, or the inaccurate or the alleged inaccurate representation and/or warranty relates to information supplied by the Company or by the applicable Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth in paragraph (c) of this Section 10, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.  The provisions set forth in paragraph (c) of this Section 10 with respect to the notice of the threat or commencement of any threat or action shall apply if a claim for contribution is to be made under this paragraph (d); provided, however, that no additional notice shall be required with respect to any threat or action for which notice has been given under paragraph (c) for purposes of indemnification.  The Company and each Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 12(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)           The obligations of the Company under this Section 10 shall be in addition to any liability which the Company may otherwise have to any Purchaser Indemnified Person and the obligations of each Purchaser under this Section 10 shall be in addition to any liability which such Purchaser may otherwise have to any Company Indemnified Person.  The remedies provided in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to the parties at law or in equity.

Section 11.           Additional Agreements.

(a)           Standstill.  Each Institutional Purchaser agrees that, without the approval of the Board, neither it nor its Affiliates will (i) acquire beneficial ownership measured by voting power of more than 40.0% of the issued and outstanding shares of Common Stock (including, for the avoidance of doubt, all Shares acquired by such Institutional Purchaser pursuant to this Agreement); (ii) form or participate in a "group" as defined in Section 13(d)(3) of the Exchange

Act (a "Group") with respect to the Common Stock after giving effect to which it would be deemed to beneficially own more than 40.0% of the issued and outstanding shares of Common Stock; or (iii) initiate or participate in any "freeze-out" merger or other going private transaction with respect to the Company.  Notwithstanding the foregoing, the provisions of this Section 11(a) shall terminate on the date that (A) the Company publicly announces that it plans to pursue a tender offer, merger, sale of all or substantially all of the Company's assets or any similar transaction involving the Company and its Subsidiaries taken as a whole (a "Buyout Transaction"); (B) the Board approves, recommends or accepts a Buyout Transaction proposed by any Person or Group or (C) any Person or Group, other than any Institutional Purchaser or a Group of which any Institutional Purchaser is a part, acquires beneficial ownership measured by voting power of more than 40% of the issued and outstanding Common Stock.  In the case of a termination as a result of (A), (B) or (C) above and provided the applicable Institutional Purchaser owns and continues to own in excess of the Minimum Ownership Percentage at all times following the Closing Date, the Company shall use its best efforts to cause the Board to approve each transaction in which such Institutional Purchaser shall become an "Interested Shareholder" as such term is defined in Article (K) of the Articles.

(i)           Notwithstanding the foregoing, the Company and each Institutional Purchaser agree and acknowledge that such Institutional Purchaser makes investments in companies and other Persons in the ordinary course of its business and, as a result of such investments, such companies and other Persons may be deemed to be an Affiliates of such Purchaser or otherwise associated with such Purchaser, that certain of such companies and Persons that may be deemed to be affiliated or associated with such Purchaser represent large institutions over which such Purchaser has no control or investment discretion and that the terms of this Section 11(a) shall not apply to such companies or Persons.

(b)           Stockholder Rights Plan.  With respect to any current or future stockholder rights plan, the Company agrees to exclude each Institutional Purchaser from the definition of "Acquiring Person" (or similar term), as such term is defined in such stockholder rights plan to the extent of such Institutional Purchaser's shareholdings and up to 40.0% of the issued and outstanding shares of Common Stock.

(c)           Board.  On the Closing Date, the Company shall cause the size of the Board to be increased by two (2) directors and shall cause one (1) individual designated by each Institutional Purchaser to fill such newly-created directorships as Class B Directors (each such director so designated, an "Institutional Purchaser Director").

(i)           For so long as any Institutional Purchaser (together with its Affiliates) owns at least 10% of the outstanding Common Stock (the "Minimum Ownership Percentage"), such Institutional Purchaser shall have the right to designate one (1) individual for nomination to the Board, and the Company shall nominate such individual for election to the Board; provided, that such nominee meets the criteria that are reasonably acceptable to the nominating committee of the Board.  In the event any Institutional Purchaser owns less than the Minimum Ownership Percentage at any time following the Closing, such Institutional Purchaser shall lose its right to nominate a person to the Board pursuant to this Section 11(c)(i).

(ii)           The Board has the right to block any director nominated by an Institutional Purchaser if such nominee holds, or is nominated to hold, a management position or board seat at a company that directly competes with the Company.  If, following the time when any person nominated by an Institutional Purchaser is elected to the Board, such person is appointed or elected to any such position or seat at a company that directly competes with the Company, the Institutional Purchaser shall be entitled to designate a director to fill the vacancy resulting from such person's resignation from the Board; provided, that such designee meets the criteria that are reasonably acceptable to the nominating committee of the Board.

(d)           Transfer of Large Block.  In the event that   an Institutional Purchaser (together with its controlled Affiliates) transfers, individually or in the aggregate, 20% or more of the voting power of the outstanding Common Stock to any one Person (including such Person's Affiliates) or any Group, the transferee or the transferees shall agree that Section 11(a) shall apply to such transferee or transferees, as the case may be.

Section 12.           Miscellaneous.

(a)           Additional Shares.  In consideration for Non-Affiliated Purchasers making available their respective capital hereunder, the Company shall pay to each Non-Affiliated Purchaser set forth on Schedule VI hereto an amount, payable in shares of Common Stock valued at the Subscription Price (the "Additional Shares"), equal to 3% of such Non-Affiliated Purchaser's Purchase Commitment set forth on Schedule I hereto (rounded to the nearest full share), and such Additional Shares shall be issued to such Non-Affiliated Purchaser at Closing; provided, that in the event this Agreement is terminated pursuant to Section 9 prior to the Closing Date in respect of such Non-Affiliated Purchaser's obligations hereunder, the Company shall nevertheless be obligated to issue to such Non-Affiliated Purchaser the Additional Shares as promptly as practicable, and in any event within five Business Days following such termination.

(b)           Amendments.  This Agreement may not be amended, modified or changed, in whole or in part, except by an instrument in writing signed by the Company, the Monarch Holders Majority and the Oaktree Holders Majority.

(c)           Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed first-class registered or certified airmail, e-mail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given when received and shall be delivered as addressed as follows:

If to the Company to:

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Street,
15124 Maroussi,
Athens, Greece

Attention: Georgia Mastagaki
Facsimile: +30 (210) 617-8378

With a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004

Attention: Robert E. Lustrin, Esq.
Facsimile: 212-480-8421

If to a Purchaser, to the address set forth next to such Purchaser's name on Schedule I hereto.

(d)           Successors.  This Agreement shall be to the benefit of and be binding upon the Purchasers and the Company and, with respect to the provisions of indemnification hereof, the several parties (in addition to the Purchasers and the Company) indemnified under the provisions of Section 10, and their respective personal representatives, successors and assigns.  Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained.

(e)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

(f)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof or of any other jurisdiction.  Each of the parties hereto irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the "Specified Courts"), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum and (iii) submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party's address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such Specified Court.  The Company has appointed Seward & Kissel LLP at c/o Robert E. Lustrin, One Battery Park Plaza, New York, New York 10004, USA as its authorized agent (the "Authorized Agent") upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby which may be instituted in any Specified Court, expressly consents to the jurisdiction of any such Specified Court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto.  Such appointment shall be irrevocable.  The Company represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company.

(g)           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(G).

(h)           Immunity Waiver.  The Company hereby irrevocably waives, to the fullest extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement.

(i)           Entire Agreement.  This Agreement (together with the other Transaction Agreements) sets forth the entire agreement between the Company and each Purchaser with respect to the subject matter hereof.  Any prior agreements or understandings between the Company and any Purchaser regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the other Transaction Agreements.

(j)           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 10 (with respect to rights to indemnification and contribution).

(k)           Publicity.  The Company and each of the Institutional Purchasers shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release prior to its public issuance) or otherwise making public announcements with respect to the transactions contemplated by this Agreement; provided, however, that in no event shall any such press release or other public announcement name any Purchaser without the consent of the Monarch Holders Majority and the Oaktree Holders Majority.  The Company shall consult with each of the Institutional Purchasers prior to making any filings (and provide each of the Institutional Purchasers a reasonable opportunity to review and comment on such filings) with any third party or any governmental entity (including any national securities exchange or interdealer quotation service) with respect to the transactions contemplated by this Agreement, except as may be required by law or by the request of any governmental entity.  Subject to the Company's foregoing obligations pursuant to this Section

12(k), nothing contained in this Section 12(k) shall be interpreted to preclude the Company from making any filing or disclosing any information in any filing, including with the Commission, that the Company acting reasonably determines is necessary or advisable; provided, however, that, if such filing names any of the Institutional Purchasers, the Company shall obtain the prior approval of the Monarch Holders Majority and the Oaktree Holders Majority, as applicable, and consider in good faith any comments either may have thereto.

(l)           Construction.  In the event of ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any of the provisions hereto.

(m)           Expense Reimbursement.  The Company shall reimburse Monarch, Oaktree and their respective Affiliates for the reasonable out-of-pocket costs, fees and expenses (including attorneys' fees and expenses) incurred by any of them in connection with the preparation and negotiation of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby up to an aggregate amount of $250,000, to be divided among Monarch, Oaktree and their respective Affiliates as determined by Monarch and Oaktree.

(n)           Independent Nature of Purchasers' Obligations and Rights.  The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement.  The failure or waiver of performance under this Agreement by any Purchaser shall not excuse performance by any other Purchaser.  Nothing contained herein or in any other Transaction Agreement, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a Group with respect to such obligations or the transactions contemplated by the Transaction Agreements.  Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first written above.

STAR BULK CARRIERS CORP.

By:
Name:	Simos Spyrou
Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By: Oaktree Value Opportunities Fund GP, L.P.
Its:  General Partner

By: Oaktree Value Opportunities Fund GP Ltd.
Its:  General Partner

By: Oaktree Capital Management, L.P.
Its:  Director

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Purchase Agreement]

MONARCH ALTERNATIVE SOLUTIONS MASTER FUND LTD
MONARCH CAPITAL MASTER PARTNERS II-A LP
MONARCH CAPITAL MASTER PARTNERS II LP
MONARCH DEBT RECOVERY MASTER FUND LTD
MONARCH OPPORTUNITIES MASTER FUND LTD
P MONARCH RECOVERY LTD

By: Monarch Alternative Capital LP, as investment manager

By:
Name:
Title:

[Signature Page to Purchase Agreement]